EXHIBIT 99.1

                Featherlite 3rd Quarter Earnings Rise;
    Company Net Income Climbs to $3.7 Million in First Nine Months

    CRESCO, Iowa--(BUSINESS WIRE)--Oct. 27, 2004--Featherlite, Inc. (Nasdaq:FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $940,000, or $0.12 cents per diluted share, on sales of $45.2 million for the third quarter ended September 30, 2004. These results compare with net income of $467,000, or $0.06 cents per diluted share, on sales of $45.7 million in the third quarter last year. The Company's improved third quarter net income in 2004 primarily reflects an income tax benefit of $829,000 that increased diluted earnings per share by $0.10. This benefit resulted from the elimination of a deferred tax asset valuation reserve because of the consistent improvement in the Company's recent historical operating results.
    For the first nine months of 2004, net sales of $159.7 million were $25 million, or 18 percent, above net sales of $134.8 million for the same period in 2003. Featherlite net income for the nine-month period ended September 30, 2004, was $3.7 million, or $0.48 per diluted share, compared with net income of $689,000, or $0.09 per diluted share for the same period in 2003. Net income in the first nine months of 2004 reflects improved gross margins in both the trailer and coach divisions, partially offset by increased sales and administrative expenses.
    Consolidated net sales for the three months ended September 30, 2004 were down 1.2 percent over the same period last year whereas selling and administrative expenses were higher during this period in 2004 than in 2003. A 20 percent increase in trailer sales was fully offset by a 27 percent decrease in motorcoach net sales due to reduced unit sales. Motorcoach business activity was adversely affected, in part, by an unusually high number hurricanes in Florida where a significant percentage of the Company's motorcoach sales activity occurs. Activities at the Company's Florida coach sales, service and manufacturing facilities were disrupted for significant periods during each of the hurricanes in Florida as business throughout the state was impeded.
    "Overall, Featherlite performance for the first nine months of 2004 was strong compared with the same period last year," Conrad Clement, Featherlite President and CEO, said. "Third quarter results, though they did not meet expectations in the coach division, saw continued positive performance in the trailer division with sales up in five of six product categories.
    "Going forward, though cautious, we are encouraged by the enthusiastic response Featherlite coaches' 'Super Slide' and 'Triple Crown' 2005 models have received at numerous product shows both this summer and so far in the fall. Sales at the Company's trailer dealers in nearly all territories continue to be strong. Interest in the Featherlite brand also continues to be good in all trailer segments. Based on our assessment, we expect that Featherlite will continue to show improved operating results if consumer confidence improves and the economy expands," Clement said.

    About Featherlite

    Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.
    Featherlite(R) is the "Official Trailer" of NASCAR(R), Champ Car(R), ARCA, Indy Race League (IRL) and World of Outlaws and a sponsor of Grand American Racing, Trans-Am and American Le Mans(R) Series. Featherlite also sponsors many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare(R) product line, Featherlite is the "Official Luxury Motorcoach" of NASCAR(R), IRL and SPORTSCAR. For more information about the Company, please visit Featherlite's website at www.fthr.com.


    Featherlite, Inc.
    Condensed Balance Sheets
    (Unaudited)
    (In thousands)


                                                  Sept. 30,  Dec. 31,
            ASSETS                                   2004      2003
                                                  ---------- ---------
Current assets
 Cash                                                  $417      $173
 Receivables                                          4,907     6,033
 Refundable income taxes                                429       783
 Inventories                                         60,034    55,638
 Leased promotional trailers                          1,541     1,501
 Prepaid expenses                                       704     1,850
 Deferred tax asset                                   1,685         -
                                                  ---------- ---------
 Total current assets                                69,717    65,978
Property and equipment,net                           16,121    16,231
Other assets                                          4,184     4,391
                                                  ---------- ---------
                                                    $90,022   $86,600
                                                  ========== =========


            LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
 Wholesale financing and other notes payable        $21,319   $23,034
 Current maturities of long-term debt                 1,606     2,113
 Checks issued not yet presented                      4,362     2,076
 Accounts payable                                     3,785     3,088
 Motorcoach shell costs payable                       6,443     6,519
 Trade creditor repayment plan                          456     2,064
 Accrued liabilities                                  8,734     6,323
 Customer deposits                                    2,425     2,613
                                                  ---------- ---------
 Total current liabilities                           49,130    47,830
Bank line of credit                                   4,736     6,454
Other long-term debt, net of current maturities      11,119    11,964
Deferred tax liabilities                                856
Other long-term liabilities                              53        60
Shareholders' equity                                 24,128    20,292
                                                  ---------- ---------
                                                    $90,022   $86,600
                                                  ========== =========


    FEATHERLITE, INC
    Condensed Statements of Income
    (Unaudited)
(In Thousands, except for per share data)


                              Three months Ended    Nine months Ended
                                  Sept. 30,            Sept. 30,
                              ------------------ ---------------------
                                2004      2003      2004       2003
                              --------- -------- ----------- ---------


Net Sales                      $45,168  $45,725    $159,735  $134,775
Cost of Sales                   38,294   39,370     135,217   116,771
                              --------- -------- ----------- ---------
  Gross profit                   6,874    6,355      24,518    18,004
Selling and administrative
 expenses                        6,259    5,200      18,723    15,383
                              --------- -------- ----------- ---------
  Income from operations           615    1,155       5,795     2,621
Other income(expense)
  Interest                        (561)    (554)     (1,690)   (1,857)
  Other, net                       174      129         420       406
                              --------- -------- ----------- ---------
  Total other expense             (387)    (425)     (1,270)   (1,451)
                              --------- -------- ----------- ---------
Income before taxes                228      730       4,525     1,170
Minority interest in
 subsidiary loss                    20       13          71        66
Benefit (provision) for income
 taxes                             692     (276)       (917)     (547)
                              --------- -------- ----------- ---------
  Net income                      $940     $467      $3,679      $689
                              ========= ======== =========== =========

Net income(loss) per share-
     Basic                        0.13    $0.07       $0.51     $0.11
                              --------- -------- ----------- ---------
     Diluted                      0.12    $0.06       $0.48     $0.09
                              --------- -------- ----------- ---------

Weighted average shares
 outstanding -
     Basic                       7,226    6,535       7,211     6,535
                              --------- -------- ----------- ---------
     Diluted                     7,809    7,256       7,687     7,264
                              --------- -------- ----------- ---------

    Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company's markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.

    CONTACT: Featherlite, Inc., Cresco
             Corporate Communications:
             John K. Hall, 563-547-6000